Exhibit 10.6

*Portions of this exhibit have been excluded because it both (i) is not material and (ii)

would be competitively harmful if publicly disclosed.

FRAMEWORK

ASSIGNMENT AGREEMENT

BETWEEN

HERLEV HOSPITAL

AND

IO BIOTECH ApS

On ______________ 2016, the following parties

Herlev Hospital

[***]

(hereinafter referred to as “Hospital”)

and

IO Biotech ApS

[***]

(hereinafter referred to as the “Company”)

have entered into a framework assignment agreement regarding the potential assignment from the Hospital to the Company of intellectual property rights and title in and to certain inventions which may be made by the Hospital or any of its employees on the terms and conditions set out in this framework assignment agreement.

RECITALS

(A)

WHEREAS the Hospital is a hospital owned and operated by the Capital Region of Denmark (in Danish: Hovedstadsregionen) performing research and providing medical treatment of patients within various medical fields;

(B)

WHEREAS the Hospital inter alia employs researchers, scientists, doctors and other personnel within the medical field who, during and related to their employment at the Hospital, may make inventions within their field of expertise;

(C)	WHEREAS the Hospital is entitled, but not obligated, to acquire ownership of such inventions pursuant to the Danish Act on Inventions at Public Research Institutions;

(D)

WHEREAS the Company is a limited liability company incorporated under Danish law performing research and experimental development within the field of therapies aiming at activating or boosting T cells that react towards regulatory immune cells for the treatment and prevention of cancer, and/or related activities as per board discretion;

(E)

WHEREAS the Parties have already entered into an option assignment agreement dated 2 January 2015 regarding the grant by the Hospital to the Company of an option to acquire certain intellectual property rights in and to an invention referred to as Indoleamine 2, 3-dioxygenase based immunotherapy which option the Company subsequently has exercised;

(F)

WHEREAS the Company has expressed the desire to acquire similar inventions in order to perform research and development within the field of therapies aiming at activating or boosting T cells that react towards regulatory immune cells for the treatment and prevention of cancer;

(G)

WHEREAS such acquisition will be to the benefit of both the development of the invention already assigned to the Company, of the research to be performed within the medical field to which the inventions pertain and of the development of future inventions covered by this framework agreement; and

(H)

WHEREAS the Parties wish to enter into a framework assignment agreement regarding the potential assignment by the Hospital to the Company of certain intellectual property rights to certain inventions made after the effective date of this framework agreement within the field of the business of the Company;

NOW THEREFORE, the Parties have entered into this framework assignment agreement (hereinafter referred to as the “Framework Agreement”) on the following terms and conditions:

1.	DEFINITIONS

1.1.	In this Framework Agreement, the following terms and expressions shall have the following meanings:

1.1.1.

Affiliate shall, in respect of the Hospital, mean any hospital owned and operated by the Capital Region or the Capital Region itself and, in respect of the Company, mean any other legal entity that directly or indirectly, through one or more intermediaries, Controls, is directly or indirectly Controlled by, or is directly or indirectly under common Control with the Company, including for this purpose each person that serves as a director or officer of the Company;

1.1.2.

Assignment shall mean the assignment by the Hospital to the Company of any Invention and any related Intellectual Property Rights, and any rights and title to such Invention and Intellectual Property Rights, pursuant to any Specific Assignment Agreement entered into pursuant to this Framework Agreement;

1.1.3.	Capital Region shall mean the Capital Region of Denmark (in Danish: Region Hovedstaden), [***];

1.1.4.	Company shall mean IO Biotech ApS, [***];

1.1.5.

Confidential Information shall mean all information regarding a Party, an Invention and/or any Intellectual Property Right thereto which i) the Party to which the information pertains has specifically designated as confidential, which ii) pertains to a general type of information which the Party to which the information pertains has specifically designated as confidential or which iii) without any such specific designation as confidential by the Party to which the information pertains would otherwise reasonably be deemed as confidential;

1.1.6.	Control (including Controlling) shall mean direct or indirect control of the entity in question through:

1.1.6.1.	direct or indirect control or ownership of more than 50 (fifty) % of the nominal value of the share capital of the entity,

1.1.6.2.	direct or indirect control or ownership of more than 50 (fifty) % of the voting rights attached to the share capital of the entity, or

1.1.6.3.	a right or cumulative rights by any other means to elect or appoint directors of the entity, or persons performing similar functions, who have a majority vote;

1.1.7.	Exhibit shall mean any appendix to this Framework Agreement or to a Separate Assignment Agreement;

1.1.8.	Exercise Period shall mean a period of 3 months starting from the Company’s receipt of the Notice;

1.1.9.

Exit shall mean (i) an initial public offering (IPO) of all or part of the Company’s shares, or of the shares of a company Controlling the Company; (ii) transfer of Control of the Company, or of Control of a company Controlling the Company, to any person or legal entity (including transfer of a non-controlling interest whereby any person or legal entity obtains Control of the Company or of a company Controlling the Company); (iii) a sale of all or a material part of the Intellectual Property Rights which have been assigned or otherwise transferred to the Company pursuant to a Specific Assignment Agreement, including any licensing thereof to a person or legal entity; (iv) a sale of all or a material part of the Company’s other assets, including any transfer or licensing of all or a material part of the Company’s other intellectual property rights to a person or legal entity, if such transaction implies that the Company ceases to operate as an active company with substantial on-going research and/or business activities; (v) liquidation of the Company, (vi) a merger or de-merger in which the Company or a company Controlling the Company is the discontinuing entity, or (vii) any combination of the above, which can reasonably be considered equal to an Exit, including two or more of the events mentioned above which, considered alone, cannot reasonably be considered as an Exit but which, considered together, can reasonably be considered as a coherent series of events constituting an Exit;

1.1.10.	Field shall mean therapies aiming at activating or boosting T cells that react towards regulatory immune cells for the treatment and prevention of cancer;

1.1.11.	Framework Agreement shall mean this framework assignment agreement with Exhibits, if any;

1.1.12.

Intellectual Property Right shall mean any intellectual property right pertaining to any patents, utility models and applications for patents and utility models which may have been filed by the Hospital or any of its Affiliates in respect of an Invention covered by this Framework Agreement and/or any Specific Assignment Agreement and/or the right to file such patent and utility model applications;

1.1.13.

Invention shall mean any invention made within the Field by one or more Inventors during such Inventor’s employment with the Hospital to which the Hospital has taken over all the Intellectual Property Rights in accordance with the Danish Act on Inventions at Public Research Institutions; for the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, any invention made pursuant to a cooperation, whether formalized through written contract or not, with a third party shall not be encompassed by this definition;

1.1.14.	Inventor shall mean any of the following persons who are employed with the Hospital at the time of the execution of this Framework Agreement: [***] and [***];

1.1.15.

Notice shall mean a written notice forwarded by the Hospital to the Company which sets out i) that the Hospital has taken over one or more specific Inventions from the Inventors, ii) a description of the specific Inventions and iii) that the Company shall inform the Hospital of its decision within the Exercise Period whether or not to enter into negotiations with the Hospital regarding the Company’s potential acquisition of the Intellectual Property Rights to the Invention;

1.1.16.

Option shall mean the Company’s option to decide, within the Exercise Period, whether or not the Hospital shall enter into negotiations with the Company in respect of the Company’s potential acquisition of Intellectual Property Rights to a specific Invention, such potential acquisition by the Company being conditioned upon the Parties entering into a Specific Assignment Agreement in respect of such specific Invention;

1.1.17.	Party shall mean either the Hospital or the Company;

1.1.18.

Revenue shall mean any payments generated by the Company based on an Invention and/or the assignment of Intellectual Property Rights to the Company pursuant to a Specific Assignment Agreement, including but not limited to license fees (or sublicense fees, if applicable), down payments, milestone or exit payments, royalties and/or other fees and any other payments generated from the development and/or commercialization of the Invention or the assignment or other type of transfer to a third party of any Intellectual Property Right;

1.1.19.	Separate Invention shall mean an invention made by one or more of the Inventors which is not within the Field; and

1.1.20.

Specific Assignment Agreement shall mean such specific assignment agreement with Exhibits, if any, entered into pursuant to this Framework Agreement by which the Hospital assigns an Invention and Intellectual Property Rights to the Company.

1.2.	The singular shall, where the context does not exclude it, include the plural and vice-versa.

1.3.	The definitions set out above shall also apply to any Specific Assignment Agreement entered into pursuant to this Framework Agreement without any further, specific incorporation thereof.

2.	AGREEMENT STRUCTURE

2.1.

The overall rights and obligations of the Parties in respect of any Assignment are set out in this Framework Agreement. Further and more specific provisions regulating the specific assignment of any Invention and Intellectual Property Rights and the consideration to be paid in that regard shall be set out in one or more Specific Assignment Agreements to be negotiated in good faith and entered into by the Parties pursuant to this Framework Agreement.

2.2.	Specific Assignment Agreements shall not come into force and be legally binding on the Parties before they have been duly executed by authorized representatives of both Parties.

2.3.

In the event of discrepancies or inconsistencies between the provisions of this Framework Agreement and provisions of one or more Specific Assignment Agreements, the provisions of this Framework Agreement shall prevail.

3.	MAKING OF INVENTIONS

3.1.

The Company understands and acknowledges that when an invention is made by an employee of the Hospital, including Inventions made by the Inventors within the Field, the inventors thereof are obligated to inform the Hospital of the making of the invention. The Company further understands and acknowledges that, pursuant to the Danish Act on Inventions at Public Research Institutions, the Hospital is entitled to, in its own discretion, either take over the intellectual property rights and title in and to such invention or to let such intellectual property rights and title remain with the inventors, in which case such intellectual property rights shall not be encompassed by this Framework Agreement. The Hospital’s decision whether or not to take over such intellectual property rights and title is based on an assessment of the commercial potential of the invention in question.

3.2.	In the event that the Hospital decides to not take over such rights to an Invention, all intellectual property rights and title in and to the specific invention will vest with the inventors.

4.	GRANT AND EXERCISE OF OPTION

4.1.	The Hospital hereby grants the Company the Option on the terms and conditions set out herein.

4.2.

In the event that the Hospital decides to take over the Intellectual Property Rights to an Invention, the Hospital shall inform the Company thereof in writing by issuing a Notice. The Company shall then be entitled to exercise the Option in respect of the specific Invention in question within the relevant Exercise Period.

4.3.

In the event that the Company exercises the Option within the Exercise Period, the Parties shall enter into negotiations in good faith regarding the terms and conditions of the Company’s potential acquisition of the Invention In question and the Intellectual Property Rights to such Invention.

4.4.

In the event that the Parties agree on the terms and conditions of the Company’s acquisition of the Invention in question and the Intellectual Property Rights to such Invention, such terms and conditions shall be set out in a Specific Assignment Agreement which shall come into force upon the Parties’ due execution thereof.

4.5.

In the event that the Parties have not executed a Specific Assignment Agreement in respect of the Intellectual Property Rights to the Invention in question no later than 6 months after the Company has exercised the Option, the Hospital shall not be obligated to continue the negotiations with the Company.

5.	CONSIDERATION

5.1.	Each Specific Assignment Agreement shall set out the consideration to be paid by the Company for the transfer of Intellectual Property Rights pursuant to such Specific Assignment Agreement.

5.2.

Any assignment of Inventions and Intellectual Property Rights by the Hospital pursuant to a Specific Assignment Agreement shall be subject to the payment of the applicable consideration set out in the Specific Assignment Agreement. Material nonpayment of the applicable consideration shall be construed as a material breach of the Specific Assignment Agreement and, in the event of such non-payment, the Invention and the Intellectual Property Rights for which the Company did not pay the applicable consideration shall automatically be re-assigned to the Hospital without payment of consideration by the Hospital to the Company. All other terms of payment of the applicable consideration under a Specific Assignment Agreement shall set out in such Specific Assignment Agreement.

6.	DEVELOPMENT OF INVENTIONS

6.1.

The Parties agree that the Company shall employ its commercially reasonable efforts to develop and commercialize any Invention to which Intellectual Property Rights have been assigned to the Company pursuant to a Specific Assignment Agreement which shall set out further details on the Company’s obligation to develop and commercialize such Invention.

6.2.

[***], the Company shall provide the Hospital with an overview of the Company’s current plans for and the progress of the development and commercialization of such Inventions. Furthermore, the Company shall keep the Hospital apprised of the progress of pending negotiations with a third party, if any, which could reasonably result in an Exit, however only to the reasonable extent that the Company is not bound by confidentiality obligations towards such third party in respect of the negotiations in question.

7.	INTELLECTUAL PROPERTY RIGHTS

7.1.

All Intellectual Property Rights and title in and to the Inventions covered by this Framework Agreement and/or any Specific Assignment Agreement shall vest in the Hospital at the time upon which the Hospital takes over the Intellectual Property Rights to such Inventions from the Inventors.

7.2.

Pursuant to the provisions of this Framework Agreement, the Parties may agree in a Specific Assignment Agreement that the Company shall acquire a specific Invention and Intellectual Property Rights to such specific Invention by way of an Assignment. In lack of such a Specific Assignment Agreement, all Intellectual Property Rights to all the Inventions shall vest with the Hospital.

7.3.

The Specific Assignment Agreement in question shall set out the Invention and the type and scope of the Intellectual Property Rights which shall be assigned or otherwise transferred to the Company pursuant to the Specific Assignment Agreement.

8.	SEPARATE INVENTIONS

8.1.

In the event that one or more of the Inventors develop an invention which classify as a Separate Invention, such Separate Invention shall not be deemed to be encompassed by this Framework Agreement or any Specific Assignment Agreement which the Parties may have entered into at the time of the making of the invention in question unless the Parties agree otherwise in writing.

9.	PATENT PROSECUTION AND ENFORCEMENT

9.1.

The Company agrees and acknowledges that it shall use all commercially reasonable efforts to obtain the best possible protection of the Intellectual Property Rights assigned to it pursuant to any Specific Assignment Agreement, including by filing, prosecuting and maintaining all relevant patent applications, in those countries and territories where the Company reasonably deems it commercially relevant for the Company to obtain protection of such Intellectual Property Rights.

9.2.

In the event that it comes to the Company’s attention that a third party has clearly infringed or is clearly infringing any Intellectual Property Right assigned to the Company pursuant to a specific Assignment Agreement, the Company shall be obligated to inform the Hospital about the infringement and shall take all commercially reasonable measures to stop the infringement, provided that the Company reasonably deems such measures to be commercially necessary for the protection of the Intellectual Property Rights assigned to the Company.

9.3.

The Company does not have the right to reach a settlement with an infringing or potentially infringing third party without the consent of the Hospital if such settlement could have a material adverse effect on the potential Revenue.

10.	CONFIDENTIALITY

10.1.

The Parties may not in any way disclose Confidential Information to any third party, excluding legal counsel and similar advisors who are bound by standard confidentiality obligations for such advisors, and shall use the same standards of care in keeping the Confidential Information confidential as they would use in respect of their own confidential information. Notwithstanding the foregoing, in no event shall the Parties be entitled to use a lower standard or care than a reasonable person would to protect its own confidential information.

10.2.

Notwithstanding anything in the foregoing to the contrary, the confidentiality obligations set out in section 10.1 shall not apply to Confidential Information which (1) was known by the receiving Party prior to receiving the Confidential Information; (2) becomes rightfully known to the receiving Party from a third-party source not under an obligation to maintain confidentiality; (3) ls or becomes publicly available through no fault of or failure to act by the receiving Party in breach of this Agreement; or (4) is or has been independently developed by employees, consultants or agents of the receiving Party without violation of the terms of this Agreement or reference or access to any Confidential Information.

10.3.

To the extent that a Party discloses Confidential Information pursuant to binding resolutions or decisions made by competent legal authorities, pursuant to applicable laws and regulations requiring such disclosure of Confidential Information or to any patent authorities, courts or arbitration panels solely in order to prosecute, maintain or enforce Intellectual Property Rights, the Party disclosing such Confidential Information shall not be deemed to be in breach of its confidentiality obligations under this Agreement. Information disclosed pursuant to this section 10.3 shall, however, remain Confidential Information for the purposes of this Framework Agreement.

10.4.

In the event that a Party breaches its confidentiality obligations pursuant to this section 10, the Party shall be liable to pay damages (excluding punitive damages) to the other Party in accordance with Danish law.

11.	PUBLICATION

11.1.	Neither Party may publicize any information regarding any of the Inventions covered by a Specific Assignment Agreement without the other Party’s prior written consent.

11.2.

Notwithstanding the above or anything to the contrary in this Framework Agreement, including section 11.3 below, and/or a Specific Assignment Agreement, either Party may publicize information about an Invention covered by a Specific Assignment Agreement when a patent application has been filed in respect of such Invention or upon the expiration and/or termination of the Specific Assignment Agreement in question.

11.3.

The above restrictions on publication shall not in any way limit any rights to publicize any information explicitly conferred by law upon employees of a Party which the Party is not legally entitled to restrict. The Parties agree, however, that no invention or any information relating to an invention shall be published [***], reference is made to section 3.1. Further, the Parties agree that they shall use best efforts to avoid publication of any information about an Invention covered by a Specific Assignment Agreement for as long as a patent application has not been filed in respect of such Invention to the extent that they are legally entitled to do so.

12.	REPRESENTATIONS AND WARRANTIES

12.1.

Any representations and warranties issued by the Parties in connection with the assignment of any Intellectual Property Rights under any Specific Assignment Agreement shall be set out in the relevant Specific Assignment Agreement in order for them to be binding upon the Parties.

13.	LIABILITY AND INDEMNIFICATION

13.1.	The Parties shall be liable for damages in accordance with Danish law.

13.2.	[***].

13.3.	[***].

14.	TERM AND TERMINATION

14.1.

This Framework Agreement shall come into force and be legally binding upon the Parties at the time of the execution hereof by duly authorized representatives of each Party. This Framework Agreement shall have no set expiration date but may be terminated by either Party in accordance with the provisions thereon set out in this Framework Agreement.

14.2.

A Specific Assignment Agreement shall come into force and be legally binding upon the Parties at the time of the execution thereof by duly authorized representatives of each Party and shall expire upon the expiration or termination thereof in accordance with the provisions thereon in such Specific Assignment Agreement.

14.3.	Either Party may terminate this Framework Agreement without cause with a six (6) months written notice to the other Party.

14.4.

In the event of a material breach of this Framework Agreement, the Framework Agreement may be terminated by the non-breaching Party by issuing a written notice to the breaching Party stating the non-breaching Party’s wish to terminate the Framework Agreement, and the grounds for such wish. Unless the breach is of such a nature that it may not be remedied, the non-breaching Party shall have [***] from the receipt of the notice to remedy the breach. In the event that the breach is not remedied within such period of time or if the breach is of such a nature that it may not be remedied, this Framework Agreement shall automatically terminate.

14.5.

Each Specific Assignment Agreement shall set out the termination provisions applicable to such Specific Assignment Agreement, including provisions regulating the consequences of termination. Termination of this Framework Agreement for whatever reason shall not affect the binding effect of any Specific Assignment Agreement executed prior to the effective date of termination of this Framework Agreement.

15.	MISCELLANEOUS

15.1.

This Framework Agreement constitutes the entire understanding between the Parties and supersedes any and all prior or contemporaneous understandings and agreements, whether oral or written, between the Parties with respect to the subject matter hereof. This Framework Agreement can only be modified by a written amendment signed by both Parties.

15.2.

Neither Party shall be entitled to transfer any of its rights and/ or obligations under this Framework Agreement or any Specific Assignment Agreement. For the avoidance of doubt, the Company shall be entitled to transfer Intellectual Property Rights to a third party by granting a license to use such Intellectual Property Rights without the other Party’s prior written consent.

15.3.

In the event that a provision of this Framework Agreement or a Specific Assignment Agreement is found by a court of competent jurisdiction to be unenforceable, such provision shall be modified, rewritten or interpreted to include as much of its nature and scope as will render it enforceable. If it cannot be so modified, rewritten or interpreted to be enforceable in any respect, it shall not be given effect, and the remainder of this Framework Agreement or the relevant Specific Assignment Agreement shall be enforced as if such provision was not included.

15.4.

Any failure by either Party to enforce the other Party’s strict performance of any provision of this Framework Agreement or a Specific Assignment Agreement shall not constitute a waiver of the former Party’s right to subsequently enforce such provision or any other provision of this Framework Agreement or the Specific Assignment Agreement.

15.5.

Any notices required or permitted to be given under this Agreement shall be given in writing by electronic mail (email). Such notices shall be deemed delivered on the date upon which the email was sent. Notices shall be sent to the following addresses or to such other addresses as may be designated by the receiving Party:

If to the Hospital:

Herlev Hospital

[***]

with an electronic copy to

[***]

If to IO Biotech ApS:

IO Biotech ApS

[***]

16.	GOVERNING LAW AND VENUE

16.1.

This Framework Agreement and all Specific Assignment Agreements entered into pursuant to this Framework Agreement shall be governed by and construed in accordance with the laws of Denmark, excluding, however, choice of law provisions to the extent that such provisions would otherwise lead to the application of any other law than Danish law.

16.2.

In the event of a dispute between the Parties related to this Framework Agreement or any Specific Assignment Agreement entered into pursuant to this framework Agreement, hereunder but not limited to the existence, validity, interpretation, and performance of any provision of this Framework Agreement or a Specific Assignment Agreement, the Parties shall seek to settle the dispute by negotiations in good faith. Such negotiations shall be commenced by a Party submitting a written request to the other Party requesting such negotiations to commence.

16.3.

In the event that such negotiations do not lead to a settlement of the dispute within 4 weeks from the commencement thereof, and only then, either Party shall be entitled to submit the dispute to the city court of Copenhagen in the first instance to resolve any dispute between them. Any decision or verdict rendered by such court shall be subject to appeal in accordance with applicable law.

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(signature page follows)

SIGNATURES

For and on behalf of Herlev Hospital

Date: 5/2/2016

/s/ Steen Werner Hansen
Name: Steen Werner Hansen Title: Deputy Chief Executive

For and on behalf of IO Biotech ApS

Date: 4/5/2016
/s/ Mai-Britt Zocca
Name: Mai-Britt Zocca Title: CEO